Exhibit 99.(a)(xxiii)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware statutory trust organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the “Declaration”), do hereby agree, pursuant to Section 5.3 of the Declaration, to change the name of Lord Abbett International Core Equity Fund (the “Fund”) to “Lord Abbett International Equity Fund.”

This instrument shall constitute an amendment to the Declaration and shall be effective October 31, 2017.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 19th day of September, 2017.

/s/ James L.L. Tullis	/s/ Julie A. Hill
James L.L. Tullis	Julie A. Hill

/s/ Daria L. Foster
Daria L. Foster	Franklin W. Hobbs

/s/ Robert B. Calhoun, Jr.	/s/ James M. McTaggart
Robert B. Calhoun, Jr.	James M. McTaggart

/s/ Eric C. Fast	/s/ Mark A. Schmid
Eric C. Fast	Mark A. Schmid

/s/ Evelyn E. Guernsey	/s/ Douglas B. Sieg
Evelyn E. Guernsey	Douglas B. Sieg